Exhibit 99.1

Tut Systems Announces Consummation of its Merger with Copper Mountain Networks

LAKE OSWEGO, Oregon, June 1, 2005 — Tut Systems, Inc. (Nasdaq: TUTS), a leader in delivering video and data services over broadband networks, today announced the completion of its merger with Copper Mountain Networks, Inc. (Nasdaq: CMTN). Pursuant to the terms of the Agreement and Plan of Merger between Tut Systems and Copper Mountain Networks dated February 11, 2005, Copper Mountain Networks became a wholly-owned subsidiary of Tut Systems, effective June 1, 2005.

Copper Mountain strengthens Tut Systems’ growing portfolio of Digital TV products and solutions targeted to telecommunications providers and cable TV operators. The addition of Copper Mountain products, technology and personnel expedites the company’s entry into new and adjacent digital video processing markets that it has been pursuing. In particular, the combined solution portfolio delivers a new platform for enabling very high-density IP to RF video edge processing functionality for service providers delivering both analog and digital TV over fiber-to-the-home (FTTH) and traditional hybrid-fiber coax (HFC) networks.

“We’re proud to have the Copper Mountain Networks employees join the Tut Systems team and continue the excellent work that we’ve already begun towards enhancing and broadening our multi-edge video content processing solution portfolio,” said Sal D’Auria, Chairman, President and CEO of Tut Systems. “This transaction with Copper Mountain Networks accelerates our plans for leadership in the IPTV industry and better enables us to capitalize upon market opportunities world-wide.”

Each share of Copper Mountain Networks common stock has been converted into the right to receive approximately 0.3264 shares of Tut Systems common stock. Approximately 2.5 million shares of Tut Systems common stock will be issued in the transaction, bringing the number of issued and outstanding shares of Tut Systems to approximately 27.8 million shares. The closing price of Tut Systems common stock on May 31, 2005 was $3.02 per share.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, forward looking statements include statements relating to Tut Systems’ market opportunities. Forward looking statements are based on management’s current expectations and beliefs, and are subject to risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein. Risks that relate to these forward looking statements include the risks inherent in new and developing technologies and markets and the risk that competitors will introduce rival technologies and products. Further detailed information about risk factors that may impact our business is set forth in our periodic filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

About Tut Systems, Inc.

Tut Systems, Inc. delivers content processing and distribution products for deploying next-generation data and video services over broadband networks. Service providers, content providers and government agencies in the United States and abroad use Tut Systems solutions to deliver broadcast-quality video over broadband networks.

Tut Systems is headquartered in Lake Oswego, OR with regional offices across North America, Europe and Asia. For more information visit www.tutsys.com or call (971) 217-0400.

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Contact:

Jeff Schline

Tut Systems

(971) 217-0364

jeff.schline@tutsys.com